Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-71276, 33-94370, 333-83089, 333-84183, 333-38094, 333-108716, 333-125743, 333-144221 and 333-150253 on Form S-8 and Registration Statements No. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925, 333-31442, 333-32776, 333-34958, 333-35934, 333-107820, 333-111680, 333-114389, 333-123867, 333-124230, 333-125979 and 333-149125 on Form S-3 of our report dated December 12, 2008, relating to the consolidated financial statements of AVANIR Pharmaceuticals and subsidiaries appearing in this Annual Report on Form 10-K of AVANIR Pharmaceuticals for the year ended September 30, 2008.
KMJ Corbin & Company LLP
Irvine, California
December 12, 2008